Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Sumo Logic, Inc. of our report dated January 10, 2020, relating to the financial statements of Jask Labs Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Armanino LLP

San Francisco, CA

September 7, 2020